                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*


                     Central Tractor Farm & Country, Inc.
       ________________________________________________________________
                               (Name of Issuer)


                             Class A Common Stock
       ________________________________________________________________
                        (Title of Class of Securities)


                                   15556105
                         _____________________________
                                (CUSIP Number)


Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 15556105                    13G               PAGE 2 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON

      Senior Lending Associates I, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         13-3387553
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 15556105                    13G               PAGE 3 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON

      Senior Lending Management I, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         13-3387562
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 15556105                    13G               PAGE 4 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON

      Mezzaine Lending Associates I, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         13-3109691
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 15556105                    13G               PAGE 5 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON

      Mezzaine Lending Management I, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         13-3109688
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 15556105                    13G               PAGE 6 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON

      Mezzanine Lending Associates II, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         13-3212010
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 15556105                    13G               PAGE 7 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON

      Mezzanine Lending Management II, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         13-3189979
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 15556105                    13G               PAGE 8 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON

      Mezzanine Lending Associates III, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         13-3468286
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 15556105                    13G               PAGE 9 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON

      Mezzaine Lending Management III, L.P.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         13-3468287
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 15556105                    13G               PAGE 10 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON

      BCC Industrial Services, Inc.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         57-0914270
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 14 Pages

-----------------------                                  ---------------------
  CUSIP NO. 15556105                    13G               PAGE 11 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON

      Gilbert Butler

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             None
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 14 Pages

                                  SCHEDULE 13G
                                  ------------

          The Statement on Schedule 13G (the "Schedule 13G") relating to the Common Stock, par value $.01 per share (the "Issuer Common Stock") of Central Tractor Farm & Country, Inc., a Delaware corporation (the "Issuer") as previously filed on February 13, 1995 by the Reporting Persons consisting of Senior Lending Associates I, L.P., Senior Lending Management I, L.P., Mezzanine Lending Associates I, L.P., Mezzanine Lending Management I, L.P., Mezzanine Lending Associates II, L.P., Mezzanine Lending Management II, L.P., Mezzanine Lending Associates III, L.P., Mezzanine Lending Management III, L.P., BCC Industrial Services, Inc., and Gilbert Butler, is hereby amended and supplemented with respect to the items set forth below. Capitalized terms used without definition have the meaning ascribed to such terms in the Schedule 13 G.

Item 1(a)  Name of Issuer:

               Central Tractor Farm & Country, Inc.

  1(b)     Address of Issuer's Principal Executive Offices:

               3915 Delaware Avenue
               Des Moines, Iowa  50316-0330


Item 2(a)  Name of Persons Filing:

           (1) Senior Lending Associates I, L.P.
           (2) Senior Lending Management I, L.P.
           (3) Mezzanine Lending Associates I, L.P.
           (4) Mezzanine Lending Management I, L.P.
           (5) Mezzanine Lending Associates II, L.P.
           (6) Mezzanine Lending Management II, L.P.
           (7) Mezzanine Lending Associates III, L.P.
           (8) Mezzanine Lending Management III, L.P.
           (9) BCC Industrial Services, inc.
           (10) Gilbert. Butler

  2(b)     Address of Principal Business Office or, if none, Residence:

           Principal Business Office for each of the Reporting Persons is:
                 c/o Butler Capital Corporation
                 767 Fifth Avenue, 6th floor
                 New York, NY  10153

  2(c)     Citizenship:

     The jurisdiction of organization for each of the Reporting Persons listed in Item 2(a)(1) - (9) is Delaware. The individual Reporting Person listed in
  Item 2(a)(10 )is a citizen of the United States.

                               Page 12 of 14 Pages

  2(d)     Title of Class of Securities:

     Common Stock

  2(e)     CUSIP Number: 15556 10 5

Item 3     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

               The Reporting Persons are not filing in any of the capacities listed in Item 3. Rather, the Reporting Persons are filing pursuant to Rule 13d-1(c).

Item 4(a)  Amount Beneficially Owned:

               None.

     4(b)  Percent of Class:

               None.

     4(c)  Number of Shares as to which such Person has:

           (i) Sole power to vote or to direct the vote:

                  None.

           (ii) Shared power to vote or to direct the vote:

                  None.

           (iii) Sole power to dispose or to direct the disposition of:

                  None.

           (iv)  Shared power to dispose or to direct the disposition of:

                  None.

Item 5     Ownership of Five Percent or less of a Class:

                 The Reporting Persons beneficially own less than five percent of the Issuer Common Stock as of the time of this filing.

Item 6     Ownership of more than Five Percent on behalf of another Person:

                 Not Applicable.


                              Page 13 of 14 Pages

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

               Not Applicable.

Item 8     Identification and Classification of Members of the Group:

               Not Applicable.

Item 9     Notice of Dissolution of Group:

               Not Applicable.

Item 10    Certification:

           The certification presented in Item 10 is not required as the Reporting Persons are filing pursuant to Rule 13d-1(c) rather than Rule 13d-1(b).

  After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                    MEZZANINE LENDING ASSOCIATES I, L.P.
                       By: Mezzanine Lending Management I, L.P., its General
                           Partner
                    MEZZANINE LENDING MANAGEMENT I, L.P.
                    MEZZANINE LENDING ASSOCIATES, II, L.P.
                       By: Mezzanine Lending Management II, L.P., its General
                           Partner
                    MEZZANINE LENDING MANAGEMENT II, L.P.
                    MEZZANINE LENDING ASSOCIATES, III, L.P.
                       By: Mezzanine Lending Management III, L.P., its General
                           Partner
                    MEZZANINE LENDING MANAGEMENT III, L.P.
                    SENIOR LENDING ASSOCIATES I, L.P.
                       By: Senior Lending Management I, L.P., its General
                           Partner
                    SENIOR LENDING MANAGEMENT I, L.P.
                    BCC INDUSTRIAL SERVICES, INC.
                    GILBERT BUTLER

                    By:     /s/ Gilbert Butler
                        -------------------------------------------------------
                         Gilbert Butler, in his capacity as General Partner, authorized corporate signatory and individually

February 11, 1996



                              Page 14 of 14 Pages